As filed with the Securities and Exchange Commission on July 13, 2010
Registration No. 333-165081

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREEN DOT CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	6199	95-4766827
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification no.)

605 East Huntington Drive, Suite 205
Monrovia, CA 91016
(626) 739-3942
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John C. Ricci
General Counsel
Green Dot Corporation
605 East Huntington Drive, Suite 205
Monrovia, CA 91016
(626) 739-3942
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laird H. Simons III, Esq.	William V. Fogg, Esq.
William L. Hughes, Esq.	Daniel A. O’Shea, Esq.
James D. Evans, Esq.	Cravath, Swaine & Moore LLP
Fenwick & West LLP	Worldwide Plaza
801 California Street	825 Eighth Avenue
Mountain View, CA 94041	New York, NY 10019
(650) 988-8500	(212) 474-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
This amendment is being filed solely to file exhibits to, and update Item 13 of Part II of, the Registration Statement on Form S-1 (333-165081). Otherwise, no changes have been made to Part I or II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses to be paid by the Registrant in connection with the sale of the shares of Class A common stock being registered hereby. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$11,681
FINRA filing fee	16,882
NYSE listing fee	200,000
Printing and engraving	415,000
Legal fees and expenses	2,625,000
Accounting fees and expenses	1,100,000
Road show expenses	159,000
Transfer agent and registrar fees and expenses	16,000
Miscellaneous	56,437

Total	$4,600,000

ITEM 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

Prior to the completion of the offering that is the subject of this Registration Statement, the Registrant intends to enter into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer or employee of the Registrant regarding which indemnification is sought. Reference is also made to Section 9 of the Underwriting Agreement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation and restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has directors’ and officers’ liability insurance for securities matters.

In addition, Michael J. Moritz, one of our directors, is indemnified by his employer with regard to his serving on the Registrant’s board of directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number

Form of Underwriting Agreement	1.01
Form of Tenth Amended and Restated Certificate of Incorporation of the Registrant	3.02
Form of Amended and Restated Bylaws of the Registrant	3.04
Ninth Amended and Restated Registration Rights Agreement by and among the Registrant and certain investors of the Registrant	4.01
Form of Indemnity Agreement	10.01

ITEM 15.	Recent Sales of Unregistered Securities.

Since January 1, 2007, the Registrant has issued and sold the following securities:

1. In February and March 2007, the Registrant issued 197,672 shares of common stock pursuant to the exercise of warrants with a per share exercise price of $0.3014 for an aggregate purchase price of $59,578. All sales were made in reliance on Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act and were made without general solicitation or advertising.

2. In December 2008, the Registrant sold 1,181,818 shares of Series C-2 preferred stock to four entities affiliated with Sequoia Capital, a venture capital firm, for an aggregate purchase price of $13.0 million. These shares are convertible into 1,181,818 shares of our Class B common stock. All sales were made in reliance on Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act and were made without general solicitation or advertising.

3. In March 2009, the Registrant issued a warrant to purchase up to 4,283,456 shares of common stock to PayPal, Inc. in connection with a commercial transaction. This issuance was made in reliance on Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act and was made without general solicitation or advertising.

4. In December 2009, the Registrant issued 257,984 shares of common stock with an aggregate grant date fair value of approximately $5.2 million to Steven W. Streit, its Chief Executive Officer, to compensate him for past services rendered to the Registrant. This issuance was made in reliance on Section 4(2) of the Securities Act and was made without general solicitation or advertising.

5. In May 2010, the Registrant issued 2,208,552 shares of Class A Common Stock to Wal-Mart Stores, Inc. in connection with a commercial transaction. The issuance was made in reliance on Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act and was made without general solicitation or advertising. Wal-Mart Stores, Inc. has represented to the Registrant that it is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

6. Since January 1, 2007, the Registrant has issued an aggregate of 13,941 shares of common stock under its 2001 Stock Plan to Timothy R. Greenleaf, one of its directors, to compensate him for past services rendered to the Registrant as chair of its audit committee. Such issuances had an aggregate grant date fair value of approximately $119,991.

7. Since January 1, 2007, the Registrant has issued options to employees, consultants and directors to purchase an aggregate of 4,457,307 shares of common stock under its 2001 Stock Plan.

8. Since January 1, 2007, the Registrant has issued 2,774,482 shares of common stock to its employees, directors, consultants and other service providers upon exercise of options granted by it under its 2001 Stock Plan, with prices ranging from $0.16 to $10.75 per share, for an aggregate purchase price of $2,811,133.

The recipients of the securities in each of the transactions described in paragraphs (1)-(5) above represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about the Registrant. The issuance of the securities described in paragraphs (6)-(8) above were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701 or Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act.

ITEM 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit
Number		Exhibit Title

1	.01*	Form of Underwriting Agreement.
3	.01**	Ninth Amended and Restated Certificate of Incorporation of the Registrant.
3	.02**	Form of Tenth Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the consummation of this offering.
3	.03**	Second Amended and Restated Bylaws of the Registrant, as amended.
3	.04**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the consummation of this offering.
3	.05**	Certificate of First Amendment to Ninth Amended and Restated Certificate of Incorporation of Registrant.
3.06		Form of Certificate of Second Amendment to Ninth Amended and Restated Certificate of Incorporation of Registrant.
4	.01**	Ninth Amended and Restated Registration Rights Agreement by and among the Registrant, certain stockholders and certain warrant holders of the Registrant.
4.02		Form of First Amendment to Ninth Amended and Restated Registration Rights Agreement by and among the Registrant, certain stockholders and certain warrant holders of the Registrant.
5	.01*	Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
10	.01**	Form of Indemnity Agreement.

Exhibit
Number		Exhibit Title

10	.02**	Second Amended and Restated 2001 Stock Plan and forms of notice of stock option grant, stock option agreement and stock option exercise letter.
10	.03**	2010 Equity Incentive Plan and forms of notice of stock option grant, stock option award agreement, notice of restricted stock award, restricted stock agreement, notice of stock bonus award, stock bonus award agreement, notice of stock appreciation right award, stock appreciation right award agreement, notice of restricted stock unit award, restricted stock unit award agreement, notice of performance shares award and performance shares agreement.
10	.04**	Lease Agreement between Registrant and Foothill Technology Center, dated July 8, 2005, as amended on August 21, 2008 and July 30, 2009.
10	.05†	Amended and Restated Prepaid Card Program Agreement, dated as of May 27, 2010, by and among the Registrant, Wal-Mart Stores, Inc., Wal-Mart Stores Texas, L.P., Wal-Mart Louisiana, LLC, Wal-Mart Stores East, Inc., Wal-Mart Stores, L.P. and GE Money Bank.
10	.06†	Card Program Services Agreement, dated as of October 27, 2006, by and between the Registrant and GE Money Bank, as amended.
10	.07†	Program Agreement, dated as of November 1, 2009, by and between the Registrant and Columbus Bank and Trust Company.
10	.08†	Agreement for Services, dated as of September 1, 2009, by and between the Registrant and Total System Services, Inc.
10	.09†	Master Services Agreement, dated as of May 28, 2009, by and between the Registrant and Genpact International, Inc.
10	.10**	Sixth Amended and Restated Loan and Line of Credit Agreement between Columbus Bank and Trust Company and Registrant, dated March 24, 2010.
10	.11**	Offer letter to William D. Sowell from the Registrant, dated January 28, 2009.
10	.12**	Form of Executive Severance Agreement.
10	.13**	FY2009 Management Cash Incentive Compensation Plan.
10	.14**	Description of FY2010 Management Cash Incentive Compensation Plan.
10.15		Warrant to purchase shares of common stock of the Registrant.
10	.16**	Preferred Stock Warrant to purchase shares of Series C-1 preferred stock of the Registrant.
10.17		Class A Common Stock Issuance Agreement, dated as of May 27, 2010, between the Registrant and Wal-Mart Stores, Inc.
10	.18**	Voting Agreement, dated as of May 27, 2010, between the Registrant and Wal-Mart Stores, Inc.
10	.19**	2010 Employee Stock Purchase Plan.
23	.01*	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23	.02**	Consent of Ernst & Young LLP, independent registered public accounting firm.
24	.01**	Power of Attorney.

*	To be filed by amendment.

**	Previously filed.

†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.

(b)	Financial Statement Schedules.

All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

ITEM 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 6 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monrovia, State of California, on July 13, 2010.

GREEN DOT CORPORATION

By:	/s/ Steven W. Streit
Steven W. Streit
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 6 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name		Title	Date

Principal Executive Officer:

/s/ Steven W. Streit Steven W. Streit		Chairman, President and Chief Executive Officer	July 13, 2010

Principal Financial Officer:

/s/ John L. Keatley John L. Keatley		Chief Financial Officer	July 13, 2010

Principal Accounting Officer:

/s/ Simon M. Heyrick Simon M. Heyrick		Chief Accounting Officer	July 13, 2010

Additional Directors:

* Kenneth C. Aldrich		Director	July 13, 2010

* Timothy R. Greenleaf		Director	July 13, 2010

* Virginia L. Hanna		Director	July 13, 2010

* Michael J. Moritz		Director	July 13, 2010

* William H. Ott, Jr.		Director	July 13, 2010

* W. Thomas Smith, Jr.		Director	July 13, 2010

* By:	/s/ John C. Ricci John C. Ricci Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Exhibit Title

1	.01*	Form of Underwriting Agreement.
3	.01**	Ninth Amended and Restated Certificate of Incorporation of the Registrant.
3	.02**	Form of Tenth Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the consummation of this offering.
3	.03**	Second Amended and Restated Bylaws of the Registrant, as amended.
3	.04**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the consummation of this offering.
3	.05**	Certificate of First Amendment to Ninth Amended and Restated Certificate of Incorporation of Registrant.
3.06		Form of Certificate of Second Amendment to Ninth Amended and Restated Certificate of Incorporation of Registrant.
4	.01**	Ninth Amended and Restated Registration Rights Agreement by and among the Registrant, certain stockholders and certain warrant holders of the Registrant.
4.02		Form of First Amendment to Ninth Amended and Restated Registration Rights Agreement by and among the Registrant, certain stockholders and certain warrant holders of the Registrant.
5	.01*	Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
10	.01**	Form of Indemnity Agreement.
10	.02**	Second Amended and Restated 2001 Stock Plan and forms of notice of stock option grant, stock option agreement and stock option exercise letter.
10	.03**	2010 Equity Incentive Plan and forms of notice of stock option grant, stock option award agreement, notice of restricted stock award, restricted stock agreement, notice of stock bonus award, stock bonus award agreement, notice of stock appreciation right award, stock appreciation right award agreement, notice of restricted stock unit award, restricted stock unit award agreement, notice of performance shares award and performance shares agreement.
10	.04**	Lease Agreement between Registrant and Foothill Technology Center, dated July 8, 2005, as amended on August 21, 2008 and July 30, 2009.
10	.05†	Amended and Restated Prepaid Card Program Agreement, dated as of May 27, 2010, by and among the Registrant, Wal-Mart Stores, Inc., Wal-Mart Stores Texas, L.P., Wal-Mart Louisiana, LLC, Wal-Mart Stores East, Inc., Wal-Mart Stores, L.P. and GE Money Bank.
10	.06†	Card Program Services Agreement, dated as of October 27, 2006, by and between the Registrant and GE Money Bank, as amended.
10	.07†	Program Agreement, dated as of November 1, 2009, by and between the Registrant and Columbus Bank and Trust Company.
10	.08†	Agreement for Services, dated as of September 1, 2009, by and between the Registrant and Total System Services, Inc.
10	.09†	Master Services Agreement, dated as of May 28, 2009, by and between the Registrant and Genpact International, Inc.
10	.10**	Sixth Amended and Restated Loan and Line of Credit Agreement between Columbus Bank and Trust Company and Registrant, dated March 24, 2010.
10	.11**	Offer letter to William D. Sowell from the Registrant, dated January 28, 2009.
10	.12**	Form of Executive Severance Agreement.
10	.13**	FY2009 Management Cash Incentive Compensation Plan.
10	.14**	Description of FY2010 Management Cash Incentive Compensation Plan.
10.15		Warrant to purchase shares of common stock of the Registrant.
10	.16**	Preferred Stock Warrant to purchase shares of Series C-1 preferred stock of the Registrant.
10.17		Class A Common Stock Issuance Agreement, dated as of May 27, 2010, between the Registrant and Wal-Mart Stores, Inc.
10	.18**	Voting Agreement, dated as of May 27, 2010, between the Registrant and Wal-Mart Stores, Inc.
10	.19**	2010 Employee Stock Purchase Plan.

Exhibit
Number		Exhibit Title

23	.01*	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23	.02**	Consent of Ernst & Young LLP, independent registered public accounting firm.
24	.01**	Power of Attorney.

*	To be filed by amendment.

**	Previously filed.

†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.